Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

SECOND AMENDMENT, dated as of February 12, 2009 (“Second Amendment”), to Rights Agreement, dated as of May 23, 2006, as amended by that First Amendment to Rights Agreement, dated December 13, 2007 (the “Rights Agreement”), between Design Within Reach, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Second Amendment, the parties hereby amend the Rights Agreement as follows:

1. Section 1.1 of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

“1.1. “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding but shall not include (i) an Exempt Person (as such term is hereinafter defined), (ii) Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Management, LLC and Glenhill Capital LP together with all of their respective Affiliates and Associates (“Glenhill”), but only so long as (A) Glenhill is the Beneficial Owner of less than 17.5% of the Common Shares outstanding and (B) Glenhill reports or is required to report such ownership on Schedule 13G or Schedule 13D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any comparable or successor report), which Schedule 13G or Schedule 13D does not state or is not required to state any present intention to hold such Common Shares with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, other than pursuant to a negotiated transaction proposed to the Board of Directors of the Company or a committee thereof by Glenhill by itself or jointly with one or more other Persons on or before April 30, 2009 in response to a solicitation by the Board of Directors of the Company or a committee thereof for proposals for a negotiated transaction pursuant to which a Person or Persons would acquire (x) all or substantially all of the Company’s assets or (y) shares of capital stock of the Company which, taken together with shares already held by such Person or Persons, represent greater than 50% of the outstanding voting securities of the Company, (iii) SCSF Equities, LLC, Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, LP, Sun Capital Securities Advisors, LP, Sun Capital

Securities, LLC and Mark J. Leder and Rodger R. Krouse together with all of their respective Affiliates and Associates (“Sun”) but only so long as (A) Sun is the Beneficial Owner of less than 17.5% of the Common Shares outstanding and (B) Sun reports or is required to report such ownership on Schedule 13G or Schedule 13D of the Exchange Act (or any comparable or successor report), which Schedule 13G or Schedule 13D does not state or is not required to state any present intention to hold such Common Shares with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, other than pursuant to a negotiated transaction proposed to the Board of Directors of the Company or a committee thereof by Sun by itself or jointly with one or more other Persons on or before April 30, 2009 in response to a solicitation by the Board of Directors of the Company or a committee thereof for proposals for a negotiated transaction pursuant to which a Person or Persons would acquire (x) all or substantially all of the Company’s assets or (y) shares of capital stock of the Company which, taken together with shares already held by such Person or Persons, represent greater than 50% of the outstanding voting securities of the Company, or (iv) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more (or 17.5% or more in the case of Glenhill and Sun) of the Common Shares outstanding (an “Existing Holder”), such Existing Holder shall not be or become an “Acquiring Person” unless and until such time as such Existing Holder shall become the Beneficial Owner of one or more additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Existing Holder is not then the Beneficial Owner of 15% or more (or 17.5% or more in the case of Glenhill and Sun) of the Common Shares then outstanding. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or 17.5% or more in the case of Glenhill and Sun) of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or 17.5% or more in the case of Glenhill and Sun) of the Common Shares of the Company then outstanding solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of one or more additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own 15% or more (or 17.5% or more in the case of Glenhill and Sun) of the shares of Common Stock then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1.1, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1.1, then such Person shall not be deemed to be or have become an “Acquiring Person” at any time for any purposes of this Agreement. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.”

2. Section 1.3 of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

“1.3 A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement);

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has (A) the right to acquire (whether such right is exercisable immediately, or only after the passage of time, compliance with regulatory requirements, fulfillment of a condition or otherwise) pursuant to any agreement, arrangement or understanding, whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (w) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (x) securities which such Person has a right to acquire upon the exercise of Rights at any time prior to the time that any Person becomes an Acquiring Person, (y) securities issuable upon the exercise of Rights from and after the time that any Person becomes an Acquiring Person if such Rights were acquired by such Person or any of such Person’s Affiliates or Associates prior to the Distribution Date or pursuant to Section 3.1 or Section 22 (“Original Rights”) or pursuant to Section 11.9 or Section 11.15 with respect to an adjustment to Original Rights or (z) securities which such Person or any of such Person’s Affiliates or Associates may acquire, does or do acquire or may be deemed to acquire or may be deemed to have the right to acquire, pursuant to any merger or other acquisition agreement between the Company and such Person (or one or more of such Person’s Affiliates or Associates) if prior to such Person becoming an Acquiring Person the Board of Directors of the Company has approved such agreement and determined that such Person shall not be or be deemed to be the beneficial owner of such securities within the meaning of this Section 1.3; or (B) the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (B) if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) and with respect to which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), whether or not in writing, for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy or consent as described in the proviso to Section 1.3(ii)(B)) or disposing of any securities of the Company;

provided, however, that no Person who is an officer, director or employee of an Exempt Person shall be deemed, solely by reason of such Person’s status or authority as such, to be the “Beneficial Owner” of, to have “Beneficial Ownership” of or to “beneficially own” any securities that are “beneficially owned” (as defined in this Section 1.3), including, without limitation, in a fiduciary capacity, by an Exempt Person or by any other such officer, director or employee of an Exempt Person; and provided further that a Person shall not be deemed the “Beneficial Owner” of and shall not be deemed to “beneficially own” any securities which are beneficially owned, directly or indirectly, by any other Person (or Affiliate or Associate thereof) solely by virtue of any agreement, arrangement or understanding between such Persons (or their Affiliates or Associates) relating solely to their making a joint proposal to the Board of Directors of the Company or a committee thereof on or before April 30, 2009 in response to a solicitation by the Board of Directors of the Company or a committee thereof for proposals for a negotiated transaction pursuant to which a Person or Persons would acquire (i) all or substantially all of the Company’s assets or (ii) shares of capital stock of the Company which, taken together with shares already held by such Person or Persons, represent greater than 50% of the outstanding voting securities of the Company.”

3. This Second Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

4. This Second Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.

5. If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. This Second Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

DESIGN WITHIN REACH, INC.

By:	/s/ Ray Brunner
Name: Ray Brunner Title: President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer Title: Vice President

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